Exhibit 99.1

1111 South Arroyo Parkway 91105 PO Box 7084 Pasadena, California 91109-7084 1.626.578.3500 Fax 1.626.568.7144

Press Release

FOR IMMEDIATE RELEASE	April 26, 2010

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Earnings

for the Second Quarter of Fiscal 2010

PASADENA, CALIF — Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the second quarter of fiscal 2010 ended April 2, 2010.

Second Quarter Fiscal 2010 Highlights:

•	Net earnings for the quarter of $77.5 million;

•	Diluted EPS for the quarter of $0.62;

•	Net earnings for the six months ended April 2, 2010 of $149.9 million;

•	Diluted EPS for the six months ended April 2, 2010 of $1.20; and,

•	Backlog of $14.7 billion.

Jacobs reported today net earnings of $77.5 million, or $0.62 per diluted share, on revenues of $2.6 billion for its second quarter of fiscal 2010 ended April 2, 2010. This compares to net earnings of $109.3 million, or $0.88 per diluted share, on revenues of $3.0 billion for the second quarter of fiscal 2009 ended April 3, 2009.

For the six months ended April 2, 2010, Jacobs reported net earnings of $149.9 million, or $1.20 per diluted share, on revenues of $5.1 billion. This compares to net earnings of $225.6 million, or $1.82 per diluted share, on revenues of $6.2 billion for the same period in fiscal 2009.

Included in the Company’s results of operations for the six months ended April 2, 2010 is an after-tax charge of $5.8 million, or $0.04 per diluted share, relating to the Company ceasing use of one of its offices located in Houston, Texas, and entering into a sublease for the entire property.

Jacobs also announced backlog totaling $14.7 billion at April 2, 2010, including a technical professional services component of $8.3 billion. This compares to total backlog and technical professional services backlog of $16.6 billion and $8.1 billion, respectively, at April 3, 2009.

Commenting on the results for the second quarter, Jacobs President and CEO Craig L. Martin stated, “Our second quarter results are indicative of the slight improvement we see in many of our markets. These results reflect our vigilance on controlling costs and expanding our relationships with our core and key clients. While there remain significant uncertainties in the market, we are well positioned to capture early gains as the global economy continues to recover. We are also pleased to have completed our second acquisition of the year – JJG – and to have signed the joint venture agreement with OCP. Both transactions position us for future growth.”

Commenting on the Company’s earnings outlook for the remainder of fiscal 2010, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “With what appears to be an improving business outlook, we are raising our 2010 earnings per share guidance from the current range of $2.00 to $2.60 to a revised range of $2.15 to $2.65.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, April 27, 2010, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through May 11, 2010. The dial-in number for the audio replay is 706.645.9291 (access code 68314486).

Jacobs is one of the world's largest and most diverse providers of technical, professional, and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2009 Form 10-K, and in particular the discussions contained under Item 1 –Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended		Six Months Ended
	April 2, 2010	April 3, 2009	April 2, 2010	April 3, 2009
Revenues	$2,586,974	$2,975,452	$5,064,759	$6,208,105
Costs and Expenses:
Direct costs of contracts	(2,223,793)	(2,571,828)	(4,352,369)	(5,367,062)
Selling, general, and administrative expenses	(241,177)	(232,936)	(476,905)	(489,287)

Operating Profit	122,004	170,688	235,485	351,756

Other (Expense) Income:
Interest income	796	2,589	1,634	7,191
Interest expense	(705)	(797)	(1,317)	(2,026)
Miscellaneous (expense) income, net	(935)	(1,853)	(1,494)	(4,712)

Total other income (expense), net	(844)	(61)	(1,177)	453

Earnings Before Taxes	121,160	170,627	234,308	352,209
Income Tax Expense	(43,593)	(61,457)	(84,340)	(126,922)

Net Earnings of the Group	77,567	109,170	149,968	225,287
Net (income) loss attributable to noncontrolling interest	(67)	117	(31)	350

Net Earnings attributable to Jacobs	$77,500	$109,287	$149,937	$225,637

Earnings Per Share (“EPS”):
Basic	$0.63	$0.89	$1.21	$1.84
Diluted	$0.62	$0.88	$1.20	$1.82

Weighted Average Shares Used to Calculate EPS:
Basic	123,911	122,605	123,771	122,414
Diluted	125,565	124,358	125,441	124,171

The financial statement presentation above for fiscal 2009 has been modified to reflect net income/loss attributable to the Company and the noncontrolling interests in its consolidated subsidiaries as required in Accounting Standards Codification 810-10-45-19 through 20 which became effective for the Company October 3, 2009.

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Other Operational Information (in thousands):

	Three Months Ended		Six Months Ended
	April 2, 2010	April 3, 2009	April 2, 2010	April 3, 2009
Revenues by Major Component:
Technical professional services	$1,344,559	$1,392,095	$2,564,783	$2,920,337
Field services	1,242,415	1,583,357	2,499,976	3,287,768

Total	$2,586,974	$2,975,452	$5,064,759	$6,208,105

Depreciation (pre-tax)	$15,953	$16,608	$33,265	$33,170

Capital Expenditures	$15,631	$16,310	$23,372	$36,309

Selected Balance Sheet and Backlog Information (in thousands):

	April 2, 2010	April 3, 2009
Balance Sheet Information:
Cash and cash equivalents	$839,057	$772,652
Working capital	1,357,624	1,357,012
Total debt	96,141	26,642
Stockholders’ equity	2,812,287	2,483,020

Backlog Information:
Technical professional services	$8,299,300	$8,116,800
Field services	6,354,300	8,515,100

Total	$14,653,600	$16,631,900

Stockholders’ equity at April 3, 2009 has been adjusted to reflect the inclusion of noncontrolling interests in equity as required in Accounting Standards Codification 810-10-45-16 which became effective for the Company October 3, 2009.

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